Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2008 FOURTH QUARTER AND FULL YEAR RESULTS

•	Earnings per share decreased 1% in 2008 to $0.86 from $0.87 in 2007

•	Net investment income after taxes increased 183% to $0.85 in 2008 from $0.30 in 2007

•	Net interest margin increased to 4.69% in 2008 from 3.40% in 2007

•	Delinquencies and nonperforming assets remain low

•	Senior managers to purchase TAXI shares

•	Quarterly dividend of $0.19 per share declared; total dividends of $0.76 per share declared for 2008

NEW YORK, NY – March 12, 2009 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $2,832,000 or $0.16 per diluted common share in the 2008 fourth quarter, compared to $4,118,000 or $0.23 in the 2008 third quarter and $3,782,000 or $0.21 in the 2007 fourth quarter. For the 2008 full year, net increase in net assets resulting from operations decreased 1% to $15,248,000 or $0.86 per diluted common share from $15,436,000 or $0.87 per diluted common share in 2007.

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Medallion Financial Announces 2008 Fourth Quarter and Full Year Results p. 2

Net investment income after taxes was $4,443,000 or $0.25 per diluted common share in the 2008 fourth quarter, up 30% compared to $3,425,000 or $0.19 per diluted common share for the 2008 third quarter, and up 76% from $2,520,000 or $0.14 per share in the 2007 fourth quarter. For the 2008 full year, net investment income after taxes increased to $15,090,000 or $0.85, up from $5,298,000 or $0.30 per diluted common share up from in 2007. Helping to contribute to this was an increase in Medallion Financial’s net interest margin to 4.69% in 2008 from 3.40% in 2007. Including Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, net interest margin increased to 5.21% in 2008 up from 4.21% a year ago.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with the year’s results, especially given what has been a challenging environment for financial institutions. Underlying our performance is the collateral value we have in our medallion loans. In over 70 years of involvement in the medallion industry, we have experienced zero losses on any taxi medallion loan we have originated in New York City. Additionally, taxi medallions are one of the few assets that have appreciated in value in 2008, increasing in every one of our operating markets, and have continued that trend thus far in 2009. Prices in 2008 for corporate medallions in New York City increased over 24% and are currently at all-time highs of $750,000 per medallion in March 2009. The taxi industry is somewhat insulated in this type of economic environment for several reasons from increased fleet utilization due to the influx of manpower from job losses in other industries, to more people riding taxis as corporations cut back on limos and other car services. In addition, our loan to value ratio on our entire medallion portfolio is now under 50%.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We continue to focus very intently on the credit quality of our loan portfolios and, unlike many other financial institutions, our credit quality has remained very good, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank were 1.3% at December 31, 2008, compared to 0.9% a year ago, still at very acceptable levels. Medallion Financial’s capital and liquidity levels remained strong, with new funding sources established during 2008, including the annual renewal of a

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Medallion Financial Announces 2008 Fourth Quarter and Full Year Results p. 3

$225,000,000 line of credit with Citibank in November 2008 and the establishment of a new 5 year facility with DZ Bank in December 2008 for $200,000,000. As of March 10, we had in excess of $100,000,000 of unused facilities. The blended rates on those two facilities were approximately 2.14% in March 2009. We are very pleased we were able to execute these transactions at such favorable terms in this very tight credit environment. We think this speaks volumes as to our credit quality. Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of less than 3 to 1.

Mr. Hall continued, “In addition, Medallion Bank received $11.8 million from the U.S. Treasury’s TARP program in February 2009. It should be noted that the Company was not required to become a bank holding company in connection with Medallion Bank’s receipt of funds and that since Medallion Bank received the money, Medallion Financial was not required to provide warrants or common stock to the Treasury department. In addition, no dividend restriction was placed on Medallion Financial. That money can now be leveraged conservatively in our bank with low cost deposits and help generate additional net interest income for the bank as the funds are deployed.”

Medallion Financial’s on balance sheet taxicab medallion loan portfolio decreased 19% to $402,964,000 at December 31, 2008 from $498,883,000 at December 31, 2007, as the Company sold loan participations to third party banks. Total managed medallion loans increased to $591,413,000 at December 31, 2008, up slightly from $590,941,000 at December 31, 2007. The on balance sheet commercial loan portfolio decreased 2% to $89,611,000 at year end, down from $91,782,000 at December 31, 2007. The managed commercial loan portfolio increased 1% to $167,576,000 at December 31, 2008, up from $166,983,000 a year ago. In addition, Medallion Bank’s consumer loan portfolio increased 35% to $186,305,000 at December 31, 2008, up from $138,446,000. Total managed assets increased 6% to $1,075,509,000 up from $1,017,433,000 a year ago.

The Company also announced that members of senior management, including the Company’s Chairman and CEO, President, Chief Operating Officer, and CFO will purchase common stock of Medallion Financial through either the exercise of stock options or open market purchases in amounts equal to 20% of their annual incentive compensation. Such purchases will commence as early as next week and will be completed within a 90 day period thereafter.

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Medallion Financial Announces 2008 Fourth Quarter and Full Year Results p. 4

The Company also announced a $0.19 per share dividend for the 2008 fourth quarter, bringing the full year amount to $0.76, the same as in 2007. This equates to a yield of nearly 17% based on the closing stock price on March 11, 2009 of $4.55 which is 46% of book value per share. Of the 2008 dividend, 64% of the balance is a qualified dividend and thus taxed at a lower tax rate to certain investors since it was previously taxed at Medallion Bank, prior to distribution to Medallion. The current dividend will be paid on March 30, 2009, to shareholders of record on March 13, 2009. Since the Company’s initial public offering in 1996, the Company has paid in excess of $131,500,000 or $8.53 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3.3 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2008	2007	2006
Total investment income	$52,284	$51,393	$39,635
Total interest expense(2)	23,711	30,704	24,190

Net interest income	28,573	20,689	15,445

Total noninterest income	3,837	2,444	2,646

Salaries and benefits	10,689	10,192	8,193
Professional fees	1,606	2,603	1,955
Occupancy expense	1,271	1,353	1,266
Other operating expenses	3,754	3,687	3,512

Total operating expenses	17,320	17,835	14,926

Net investment income before income taxes	15,090	5,298	3,165
Income tax (provision) benefit	—	—	—

Net investment income after income taxes	15,090	5,298	3,165

Net realized gains (losses) on investments	(3,746)	14,172	3,080

Net change in unrealized appreciation (depreciation) on investments	6,323	(6,326)	(591)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(2,419)	2,292	7,454

Net unrealized appreciation (depreciation) on investments	3,904	(4,034)	6,863

Net realized/unrealized gains on investments	158	10,138	9,943

Net increase in net assets resulting from operations	$15,248	$15,436	$13,108

Net investment income after income taxes per common share
Basic	$0.86	$0.30	$0.18
Diluted	0.85	0.30	0.18

Net increase in net assets resulting from operations per common share
Basic	$0.87	$0.88	$0.76
Diluted	0.86	0.87	0.74

Dividends declared per share	$0.76	$0.76	$0.70

Weighted average common shares outstanding
Basic	17,520,966	17,480,523	17,293,665
Diluted	17,722,575	17,786,310	17,761,039

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2008	December 31, 2007
Assets
Medallion loans, at fair value	$402,964	$498,883
Commercial loans, at fair value	89,611	91,782
Investment in Medallion Bank and other controlled subsidiaries, at fair value	74,750	57,501
Investment securities, at fair value	—	—
Equity investments, at fair value	3,272	4,880

Net investments ($347,517 at December 31, 2008 and $458,102 at December 31, 2007 pledged as collateral under borrowing arrangements)	570,597	653,046

Cash and cash equivalents ($0 at December 31, 2008 and $852 at December 31, 2007 restricted as to use by lender)	32,075	33,454
Accrued interest receivable	2,149	2,449
Fixed assets, net	411	558
Goodwill, net	5,008	5,007
Other assets, net	36,445	26,748

Total assets	$646,685	$721,262

Liabilities
Accounts payable and accrued expenses	$7,074	$4,203
Accrued interest payable	2,015	2,087
Funds borrowed	462,650	542,549

Total liabilities	471,739	548,839

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	174,946	172,423

Total liabilities and shareholders’ equity	$646,685	$721,262

Number of common shares outstanding	17,549,224	17,495,865
Net asset value per share	$9.97	$9.86

Total managed loans	$945,294	$896,370
Total managed assets	1,075,509	1,017,433